Execution Copy

EXHIBIT 10.19

STOCK PURCHASE AGREEMENT

dated

December 20, 2012

by and among

AIR METHODS CORPORATION,
(the “Buyer”),

SUNDANCE HELICOPTERS, INC.
(the “Company”),

THE SELLERS
LISTED ON EXHIBIT A HERETO

AND

FOR PURPOSES OF ARTICLE IX ONLY,
THE GUARANTORS PARTY HERETO

ARTICLE III BUYER’S REPRESENTATIONS AND WARRANTIES		29
3.1	Due Organization	29
3.2	Due Authorization	29
3.3	No Brokers	29
3.4	Investment	29

ARTICLE IV COVENANTS		29
4.1	Conduct of Business Pending Closing	29
4.2	Consents of Others	32
4.3	Notification of Certain Matters	32
4.4	Further Assurances	32
4.5	Access to Records Before Closing	32
4.6	Disclosure Schedules	32
4.7	Assignment of New Aircraft	32

ARTICLE V CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING		33
5.1	Conditions to Buyer’s Obligations	33
5.2	Conditions to the Company’s and Sellers’ Obligations	35

ARTICLE VI CLOSING		35
6.1	Closing	35
6.2	Documents to be Delivered by the Company and Sellers	35
6.3	Obligations of Buyer	37

ARTICLE VII TAXES		37
7.1	Transfer Taxes	37
7.2	Tax Matters	37

ARTICLE VIII INDEMNIFICATION		40
8.1	Survival	40
8.2	Indemnification	41
8.3	Limitations on Indemnification Obligations of Sellers	41
8.4	Non-Exclusive Remedy	43

ARTICLE IX Post-Closing matters		43
9.1	Confidential Information	43
9.2	Noncompetition	44
9.3	Authority Filings and Notifications	45

ARTICLE X TERMINATION		45
10.1	Termination of Agreement	45
10.2	Effect of Termination	46

ARTICLE XI MISCELLANEOUS		47
11.1	Modifications; Waiver	47
11.2	Notices	47
11.3	Counterparts	48
11.4	Binding Effect; Assignment; No Third Party Rights	48
11.5	Seller Representative	48
11.6	No Strict Construction	49
11.7	Entire and Sole Agreement	49
11.8	Governing Law; Jurisdiction and Venue	49
11.9	Invalid Provisions	50
11.1	Headings	50

List of Exhibits and Schedules

Exhibits
Exhibit A	Ownership / Allocation of Purchase Price
Exhibit B	Opinion of Counsel
Exhibit C	Aircraft Purchase Agreement
Exhibit D	Reserved
Exhibit E	Indemnity Escrow Agreement
Exhibit F	Tax Escrow Agreements
Exhibit G	Officer’s Certificate
Exhibit H	Form of Guarantee»

Schedules
Schedule 1.1	Aircraft
Schedule 1.4(b)	Excise and Use Tax Matters
Schedule 1.4(e)	Transaction Expenses
Schedule 2.5	Non-Contravention
Schedule 2.6	Changes or Events Since March 31, 2012
Schedule 2.7(a)	Personal Property Liens
Schedule 2.7(c)	Inventories
Schedule 2.8(a)	Licenses and Permits
Schedule 2.9	Contracts and Agreements
Schedule 2.10(a)	List of Employees
Schedule 2.10(c)	Terminated Employees
Schedule 2.10(d)	Employee Agreements
Schedule 2.11(a)	Employee Benefit Plans
Schedule 2.11(g)	Post-Retirement Welfare Plans
Schedule 2.11(k)	Benefits Triggered by the Transactions
Schedule 2.13(b)	OSHA Notices
Schedule 2.14	Claims and Proceedings
Schedule 2.15	Tax Returns and Withholdings
Schedule 2.15(c)	Tax Assessments
Schedule 2.16(a)	Leases
Schedule 2.17	Insurance
Schedule 2.19	Financial Statements
Schedule 2.20	Accounts Receivable
Schedule 2.21	Accounts Payable
Schedule 2.22	Bank Accounts
Schedule 2.23(e)	Storage Tanks
Schedule 2.24(a)	Intellectual Property
Schedule 2.24(b)	License Agreements
Schedule 2.25	Brokers
Schedule 2.27	Related Party Transactions
Schedule 5.1(b)	Consents
Schedule 5.1(f)	Indebtedness
Schedule 8.2(a)	Transfer Pricing Matter

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 20, 2012 by and among Air Methods Corporation, a Delaware corporation, (the “Buyer”), Sundance Helicopters, Inc., a Nevada corporation (the “Company”), The Eisenreich Family Trust u/a/d 7/9/90, The John A. Sullivan Trust u/a/d 4/12/2002 and The Granquist 2004 Trust u/a/d 3/26/2004 (each, a “Seller,” and collectively, the “Sellers”), and, for purposes of Article IX only, Richard Eisenreich, John A. Sullivan and James A. Granquist (each a “Guarantor,” and collectively, the “Guarantors”).

RECITALS

WHEREAS, the Company is engaged in the business of providing helicopter tours between Las Vegas, Nevada and the Grand Canyon, which is located in the state of Arizona,  (the “Business”), and the LLCs own certain aircraft used in the Company’s operation of the Business;

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company, consisting of an aggregate 30,000 shares of common stock (the “Shares”), in the specific amounts set forth on Exhibit A hereto;

WHEREAS, the Guarantors have a significant involvement in the Business and are the settlors of the Sellers that hold all of the Shares of the Company, however, Judith Eisenreich and Cheryl Granquist, the beneficiaries of certain of the Sellers, have not been involved in the Business, have no knowledge of the operations of the Business and are not personal guarantors under this Agreement;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Shares upon the terms and conditions hereinafter set forth, and the LLCs desire to sell to Buyer, and Buyer desires to purchase from the LLCs, the Aircraft and certain assets related thereto upon the terms and conditions set forth in the Aircraft Purchase Agreement (defined below) (collectively, the “Transactions”) which Transactions are anticipated to close on or before December 31, 2012;

WHEREAS, certain terms used in this Agreement are defined in Article I hereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES

1.1   Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” means McGladrey LLP or such other mutually agreeable national or regionally recognized accounting firm that has no material relationship with any of the parties to this Agreement.

“Adjustment Amount” has the meaning set forth in Section 1.5(a) hereof.

“Actual Maintenance Expenses” has the mean set forth in Section 1.8 hereof.

“Agreement” has the meaning set forth in the Preamble hereof.

“Aircraft” means all aircraft, including all engines, rotors, appliances, parts, instruments, appurtenances, accessories and other equipment installed on, attached to or related to the airframes and engines, owned, used or operated by the Company or an LLC for the Business, wherever located, including as described on Schedule 1.1.

“Aircraft Documents” means all airframe and engine logbooks, flight and operations manuals, all diagrams, maintenance records, certification documents, warranty documentation, and related maintenance records that are customarily considered a part of an Aircraft and required to be maintained in connection with the ownership, operation, and maintenance of an Aircraft.

“Aircraft Purchase Agreement” has the meaning set forth in Section 5.2(d) hereof.

“Aircraft Transfers” has the meanint set forth in Section 4.7 hereof.

“Arizona Tax Issue” has the meaning set forth in Section 7.2(f) hereof.

“Arizona Tax Losses” has the meaning set forth in Section 7.2(f) hereof.

 “Aviation Authority” means any Governmental Authority or other official authority in the United States or other jurisdiction which is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness, design, production, operation, or maintenance of any helicopter or other aircraft, or other matters relating to civil or military aviation within such jurisdiction, including without limitation the FAA and the U.S. Department of Transportation.

“Aviation Authorizations” has the meaning set forth in Section 2.8(a) hereof.

“Affiliate” means, with respect to any Person, (a) a manager, director, officer or shareholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Business” has the meaning set forth in the Recitals hereof.

“Buyer” has the meaning set forth in the Recitals hereof.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a) hereof.

“Buyer Indemnifiable Costs” has the meaning set forth in Section 8.2(a) hereof.

“Buyer Returns” has the meaning set forth in Section 7.2(c) hereof.

“Buyer Statement of Accounts” has the meaning set forth in Section 1.5(b) hereof.

 “Buyer Statement of Working Capital” has the meaning set forth in Section 1.5(b) hereof.

“Buyer Statements” has the meaning set forth in Section 1.5(b) hereof.

“Claims or Proceedings” has the meaning set forth in Section 2.14 hereof.

“Claim Certificate” has the meaning set forth in Section 9.3(d)(i) hereof.

“Closing” has the meaning set forth in Section 6.1 hereof.

“Closing Date” has the meaning set forth in Section 6.1 hereof.

“Closing Payment” has the meaning set forth in Section 1.4(f) hereof.

“Closing Accounts Payable” has the meaning set forth in Section 1.5(a) hereof.

“Closing Accounts Receivable” has the meaning set forth in Section 1.5(a) hereof.

“Closing Working Capital” has the meaning set forth in Section 1.5(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Confidential Information” has the meaning set forth in Section 9.1 hereof.

“Deductible” has the meaning set forth in Section 8.3(a) hereof.

“Effective Time” has the meaning set forth in Section 6.1 hereof.

“Employee Plans” has the meaning set forth in Section 2.11(a) hereof.

 “Environmental Laws” means any and all applicable federal, state, local, municipal or foreign laws, rules, orders, regulations, statutes, ordinances, codes or requirements of any Governmental Authority concerning air, water, solid waste, Hazardous Substance, chemical or release reporting worker and community right-to-know, hazard communication, noise, natural resources, species protection, resource protection, zoning, wetlands and watercourses, health protection or other environmental, health, safety, building and land use concerns as may now or at any time hereafter be in effect.

“Entity” shall mean any Person other than an individual or a Governmental Authority.

“ERISA” has the meaning set forth in Section 2.11(a) hereof.

“ERISA Affiliate” has the meaning set forth in Section 2.11(a) hereof.

“Escrow Agent” shall mean Nevada Title Company or another institute acceptable to Buyer and the Sellers.

“Estimated Statement of Accounts” has the meaning set forth in Section 1.5(a) hereof.

“Estimated Statement of Working Capital” has the meaning set forth in Section 1.5(a) hereof.

“Estimated Statements” has the meaning set forth in Section 1.5(a) hereof.

“Excise Tax Escrow Amount” has the meaning set forth in Section 1.4(b) hereof.

“Excise Tax Obligations” has the meaning set forth in Section 1.4(b) hereof.

“FAA” means the United States Federal Aviation Administration.

“Final Adjustment Amount” has the meaning set forth in Section 1.5(f) hereof.

“Final Statement” has the meaning set forth in Section 1.5(e) hereof.

“Financial Statements” has the meaning set forth in Section 2.19 hereof.

“Form 5500 Expenses” has the meaning set forth in Section 5.1(m) hereof.

“Fundamental Representations” has the meaning set forth in Section 8.3(a) hereof.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” of an Entity shall mean the (i) certificate of formation, certificate of incorporation or articles of incorporation, as applicable, under which an Entity is formed; and (ii) the other documents or agreements, including bylaws of a corporation or operating agreements of limited liability companies, or similar documents, adopted by the Entity to govern the formation and internal affairs of the Entity.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Guarantee” means the guarantee of each of the Guarantors in the form attached to this Agreement as Exhibit H.

“Guarantor(s)” has the meaning set forth in the introductory paragraph hereof.

“Hazardous Substance” means any substance, material or waste that is regulated by or forms the basis of liability now or hereafter under any Environmental Laws, including without limitation any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Law, and (b) petroleum or any fraction or by-product thereof, asbestos-containing material, mold, radioactive material, biomedical waste, infectious material, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means and include all Liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) under capital leases; (v) all accounts payable and all accrued expenses or liabilities (excluding accounts payable and other accrued liabilities from time to time incurred in the ordinary course of business that are within their stated terms and are not delinquent); and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.3(d)(i) hereof.

“Indemnifying Party” has the meaning set forth in Section 8.3(d)(i) hereof.

“Indemnity Escrow Agreement” has the meaning set forth in Section 6.2(f) hereof.

“Indemnity Escrow Amount” has the meaning set forth in Section 1.4(a) hereof.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount plus any interest paid on such Indemnity Escrow Amount in accordance with the terms of the Indemnity Escrow Agreement.

“Intellectual Property” has the meaning set forth in Section 2.24(a) hereof.

“Interim Financial Statements” has the meaning set forth in Section 2.19 hereof.

“Inventories” has the meaning set forth in Section 2.7(c) hereof.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means actual knowledge and such knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs.  Statements as to the Knowledge of the Company shall include the Knowledge of each Guarantor, Art McTigue and Robert Englebracht.

“Laws” means any non-U.S. law applicable to the Business, U.S. federal, state or local law, statute, rule, regulation, administrative ruling, order or process (including any rule, regulation, law, airworthiness directive, mandatory service bulletin, or equivalent of any Aviation Authority, zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors or subcontractors at any tier).

“Leases” has the meaning set forth in Section 2.16(a) hereof.

“Leased Real Property” has the meaning set forth in Section 2.16(b) hereof.

“Liability” or “Liabilities” means, with respect to any Person, all liabilities of any kind (whether contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, Taxes, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.  Liabilities shall not include third-party accounts payable, except such accounts payable that have not been paid in accordance with vendor terms.

“Lien” has the meaning set forth in Section 2.7(a) hereof.

“LLC(s)” means SDH and Saguaro.

“Maintenance Budget Target” has the meaning set forth in Section 1.8 hereof.

“Maintenance Budget Total” means the sum of the Maintenance Budget Target plus the Maintenance Holdback Amount.

“Maintenance Holdback Amount” has the meaning set forth in Section 1.4(c) hereof.

“Material Adverse Change” and “Material Adverse Effect” means, with respect to any Person, (i) any material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities or prospects of such Person, (ii) any material casualty loss or damage to the assets of such Person, whether or not covered by insurance, or (iii) any material adverse change in relations with employees, customers, suppliers, or any Aviation Authority.

“Material Contracts” has the meaning set forth in Section 2.9 hereof.

“Net Proceeds” means $44,000,000 less the aggregate amount of any Indebtedness of the Company and the LLCs repaid by Buyer out of the aggregate purchase price payable by Buyer under this Agreement and the Aircraft Purchase Agreement.

“Notice of Objection” has the meaning set forth in Section 1.5(c) hereof.

“Order” means temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or any Aviation Authority or other Governmental Authority.

“OSHA” means the Occupational Safety and Health Administration and any State that administers its own OSHA-approved State Implementation Plan.

“Permit” means all licenses, permits, certificates, approvals, consents and other authorizations that the Company owns, holds or possesses from any source.

“Person” means an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Property Leases” has the meaning set forth in Section 2.16(a) hereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, for purposes of Section 7.2(e), with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years or period ending on and including the Closing Date.

“Projected EBITDA Target” means $8,019,500.

“Purchase Price” has the meaning set forth in Section 1.3 hereof.

“Real Property Leases” has the meaning set forth in Section 2.16(a) hereof.

“Related Agreements” means this Agreement, the Guarantees, the Aircraft Purchase Agreement, the Indemnity Escrow Agreement and the Tax Escrow Agreement.

“Related Party” has the meaning set forth in Section 2.27 hereof.

“Saguaro” means Saguaro Rentals LLC, an Arizona limited liability company.

“SDH” means SDH Capital Holdings LLC, a Nevada limited liability company.

“Securities Act” the Securities Act of 1933, as amended.

“Seller Indemnifiable Costs” has the meaning set forth in Section 8.2(b) hereof.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b) hereof.

“Seller Representative” has the meaning set forth in Section 11.5(a) hereof.

“Seller Returns” has the meaning set forth in Section 7.2(c) hereof.

“Sellers” has the meaning set forth in the introductory paragraph hereof.

“Shares” has the meaning set forth in the Recitals hereof.

“Specified Tax Costs” has the meaning set forth in Section 9.2(a) hereof.

“Target Working Capital” shall mean $1,340,947.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross margin, income, profits, sales, use and occupation, and value added, ad valorem, escheat, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts.

“Tax Controversy” has the meaning set forth in Section 7.2(e) hereof.

“Tax Escrow Agreement” has the meaning set forth in Section 6.2(g) hereof.

“Tax Escrow Amount” has the meaning set forth in Section 1.4(b) hereof.

“Tax Escrow Fund” means the Tax Escrow Amount plus any interest paid on such Tax Escrow Amount in accordance with the terms of the Tax Escrow Agreement.

“Tax Opinion” has the meaning set forth in Section 7.2(f) hereof.

“Tax Returns” means all returns, reports, forms, declarations, claims for refund, information returns or statements or information related to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” has the meaning set forth in the Recitals hereof.

“UCC” has the meaning set forth in Section 5.1(g) hereof.

“Use Tax Escrow Amount” has the meaning set forth in Section 1.4(b) hereof.

“Use Tax Obligations” has the meaning set forth in Section 1.4(b) hereof.

“WARN Act” has the meaning set forth in Section 2.10(e) hereof.

“Working Capital” shall mean the amount equal to the sum of the Company’s inventory and prepaid expenses as of the Closing Date minus the Company’s accrued expenses as of the Closing Date, in each case determined on a consolidated basis and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in preparation of the Financial Statements.  Accrued expenses shall not be taken into account in calculating Working Capital to the extent it is (i) repaid or terminated without further obligation before Closing, or (ii) to the extent it is repaid at Closing without further obligation through the use of funds that are both not provided by Buyer on behalf of the Company or any Seller.

1.2   Sale and Purchase of the Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, the Shares owned by such Seller set forth opposite such Seller’s name on Exhibit A hereto.

1.3   Consideration for the Shares.  Subject to further adjustment pursuant to Section 1.5 below, the total consideration for the Shares shall be $21,320,000 plus the amount of deposits on new aircraft made by the Company following the date of this Agreement and prior to the Closing Date, in an amount equal to $1,262,494 to the extent the Company delivers to Buyer evidence of such deposits in form and substance satisfactory to Buyer in its sole discretion (as adjusted, the “Purchase Price”).

1.4   Payment of the Purchase Price.  The Purchase Price, as adjusted pursuant to Section 1.5, shall be payable by wire transfer or other immediately available funds as follows:

(a)           Indemnity Escrow Fund. At the Closing, Buyer shall deliver to the Escrow Agent, on behalf of the Sellers, by wire transfer of immediately available funds, $2,550,000 (the “Indemnity Escrow Amount”), to be held in escrow by the Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement;

(b)           Tax Escrow Fund. At the Closing, Buyer shall deliver to the Escrow Agent, on behalf of the Sellers, by wire transfer of immediately available funds, (i) $500,000 (the “Excise Tax Escrow Amount”) for potential federal excise tax liabilities described on Schedule 1.4(b) (the “Excise Tax Obligations”) and (ii) $1,100,000 (the “Use Tax Escrow Amount” and together with the Excise Tax Escrow Amount, the “Tax Escrow Amount”) for potential Nevada sales and use tax liabilities described on Schedule 1.4(b) (the “Use Tax Obligations”), to be held in escrow by the Escrow Agent in accordance with the terms of the Tax Escrow Agreement;

(c)           Maintenance Holdback. At the Closing, Buyer shall hold back $500,000 of the Purchase Price (the “Maintenance Holdback Amount”), which shall be held by Buyer and paid to the Sellers in accordance with Section 1.8;

(d)           Indebtedness. At the Closing, the amount required to discharge in full any outstanding Indebtedness of the Company as of the Closing Date, including accrued interest and prepayment penalties relating to such Indebtedness, shall be disbursed by Buyer in accordance with the payoff letters that have been provided by the respective creditors in forms satisfactory to Buyer;

(e)           Transaction Expenses. At the Closing, Buyer shall pay from the Purchase Price, by wire transfer of immediately available funds, the amounts required at Closing to discharge the Company’s and the Sellers’ costs and expenses payable to the Sellers’ advisors in respect of brokers, accounting, tax, legal, financial and other matters relating to the negotiation of this Agreement and the other Related Agreements and the consummation of the Transactions, as set forth on Schedule 1.4(e); and

(f)            Cash Payment. At the Closing, Buyer shall deliver to the Sellers, to be allocated among the Sellers as set forth on Exhibit A, by wire transfer of immediately available funds to the account designated by each Seller, the Purchase Price less the amounts set forth in Sections 1.4(a)-(e) above and, as adjusted pursuant to Section 1.5 below (the “Closing Payment”).

1.5   Closing Working Capital and Closing A/R and A/P Adjustment.

(a)           No later than two (2) Business Days before the Closing Date, the Company will deliver to Buyer (i) a statement (the “Estimated Statement of Working Capital”) setting forth the Working Capital as of the Closing (the “Closing Working Capital”) and (ii) a statement (the “Estimated Statement of Accounts,” together with the Estimated Statement of Working Capital, the “Estimated Statements”) setting forth the Company’s net accounts receivable as of the Closing (the “Closing Accounts Receivable”) and the Company’s accounts payable as of the Closing that do not constitute Indebtedness (the “Closing Accounts Payable”). Upon Buyer’s receipt of the Estimated Statements, the Company will, upon Buyer’s reasonable request, make available during reasonable business hours to Buyer and its independent accountants (A) a copy of all workpapers and other books and records utilized by the Company in the preparation of the Estimated Statements and (B) any employee of the Company that participated in the preparation of the Estimated Statements.  If Buyer disputes either the Estimated Statement of Working Capital or the Estimated Statement of Accounts (or any portion thereof) prior to the Closing, then Buyer and the Company will negotiate in good faith to resolve any such dispute at or prior to Closing, but the resolution of any such dispute is not a condition to Closing. If the Closing Accounts Receivable is greater than the Closing Accounts Payable, then the Purchase Price payable at Closing shall be increased by an amount equal to such difference less an amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (with such adjustment amount being the “Adjustment Amount”).  If the Closing Accounts Receivable is less than or equal to the Closing Accounts Payable, no adjustment shall be made to the Purchase Price at Closing.

(b)           Promptly, but in any event within ninety (90) days after the Closing Date, Buyer will prepare or cause the Company to prepare and deliver to the Sellers (i) a statement (the “Buyer Statement of Working Capital”) setting forth Buyer’s calculation of the Working Capital as of the Closing and (ii) a statement (the “Buyer Statement of Accounts,” together with the Buyer Statement of Working Capital, the “Buyer Statements”) setting forth Buyer’s calculation of the Closing Accounts Receivable and the Closing Accounts Payable.  The Buyer Statements will be prepared in accordance with this Agreement and GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Estimated Statements.

(c)           The Seller Representative shall have a period of up to thirty (30) days from the receipt of the Buyer Statements from Buyer to dispute the Buyer Statements. Upon the Sellers receipt of the Buyer Statements, Buyer will, upon the Seller Representative’s reasonable request, make available during reasonable business hours to the Seller Representative and the Sellers’ accountants (i) a copy of all books and records utilized by Buyer in the preparation of the Buyer Statements and (ii) any employee of Buyer or the Company that participated in the preparation of the Buyer Statements. If, as a result of such review, the Seller Representative disagrees with the Buyer Statements, the Seller Representative shall deliver a notice (a “Notice of Objection”) in writing to Buyer prior to the expiration of such 30-day review period. The Notice of Objection shall set forth in reasonable detail the adjustments the Seller Representative proposes to make to the Buyer Statements and the basis therefor and shall be consistent with the provisions of this Section 1.5. If (i) the Seller Representative agrees with the Buyer Statements or (ii) the Seller Representative fails to deliver a Notice of Objection to Buyer prior to the expiration of such 30-day review period, then, in either case, the Buyer Statements as prepared by Buyer on behalf of the Company shall be final and binding on the parties.

(d)           If the Seller Representative delivers a Notice of Objection to Buyer in a timely manner pursuant to Section 1.5(c) above, then Buyer and the Seller Representative shall attempt in good faith to resolve and finally determine the amount of the Working Capital as of the Closing, the Closing Accounts Receivable or the Closing Accounts Payable, as applicable, within fifteen (15) days from the date of receipt of the Notice of Objection. If Buyer and the Seller Representative cannot reach agreement within such 15-day period (or such longer period as Buyer and the Seller Representative may mutually agree in writing), the parties shall refer the matter to an Accountant for binding resolution within ten (10) days thereafter. Promptly upon referral of the dispute to the Accountant, (i) Buyer shall submit the applicable Buyer Statement and the Seller Representative shall submit the applicable Estimated Statement and the Notice of Objection, in both cases together with all supporting documentation and work papers, (ii) each party shall reasonably cooperate with the Accountant and promptly respond to any requests for additional information or documents, (iii) each party shall execute the Accountant’s standard form of engagement letter, (iv) each party will be afforded the opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Accountant, and (v) to the extent that a value has been assigned to any component of Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, that remains in dispute, the Accountant shall not assign a value to such component of Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, that is greater than the greatest value for such component of Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, claimed by either party or less than the smallest value for such component of Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, claimed by either party. The fees, costs and expenses of the Accountant’s review and report shall be allocated to and borne by Buyer, on one hand, and the Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total in amount to One Thousand Dollars ($1,000) and the Accountant awards Six Hundred Dollars ($600) in favor of the Sellers’ position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Sellers.

(e)           The Accountant shall calculate the components of Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, that are the subject of the Notice of Objection in a manner consistent with this Agreement, as promptly as may be reasonably practicable. The Accountant shall deliver to Buyer and the Seller Representative concurrently a written opinion setting forth a final determination of the Working Capital, Closing Accounts Receivable or Closing Accounts Payable, as applicable, as of the Closing which shall be made up of (i) the line items set forth in the applicable Buyer Statement delivered by Buyer, to the extent that such line items are not the subject of the Notice of Objection and (ii) the line items determined by the Accountant with respect to line items that are the subject of the Notice of Objection (the “Final Statement”). The determination of the Accountant shall be final and binding on the parties, effective as of the date the Accountant’s written opinion is received by Buyer and the Seller Representative, and shall constitute an arbitral award that is final and binding on each of the parties, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Accountant’s written opinion.

(f)           As used herein, the “Final Adjustment Amount” means the amount, if any, by which the amount of the Closing Accounts Receivable set forth on the Final Statement exceeds the amount of the Closing Accounts Payable set forth on the Final Statement, less an amount, if any, by which the Target Working Capital exceeds the Working Capital as set forth on the Final Statement.  To the extent that the Final Adjustment Amount exceeds the Adjustment Amount, Buyer will pay to the Sellers such excess within five (5) Business Days of final determination of the Final Adjustment Amount. To the extent that the Final Adjustment Amount is less than the Adjustment Amount, within five (5) Business Days of final determination of the Final Adjustment Amount the Sellers and Buyer shall provide joint written instruction to the Escrow Agent to release a portion of the Indemnity Escrow Amount equal to such excess to Buyer.

1.6   Indemnity Escrow. The Indemnity Escrow Amount shall be held by the Escrow Agent, and the Indemnity Escrow Fund shall be released to the Sellers such that one hundred percent (100%) of the Indemnity Escrow Amount shall be released on date that is eighteen (18) months following the Closing Date, unless any indemnification claim made by any Buyer Indemnified Party is then pending, in which case an amount equal to the dollar amount of all such claims, as reasonably estimated by Buyer in good faith, shall be retained by the Escrow Agent until such time as such pending claims are resolved in accordance with Article VIII and the Indemnity Escrow Agreement. The Indemnity Escrow Amount shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes stated in, and in accordance with the terms of, the Indemnity Escrow Agreement.

1.7   Tax Escrow. The Tax Escrow Amount shall be held by the Escrow Agent, and the Tax Escrow Fund shall be released to the Sellers such that one hundred percent (100%) of the Tax Escrow Amount shall be released on the earlier of (i) the issuance of a final non-appealable binding decision with respect to such tax issue, or (ii) execution of a settlement agreement or other binding resolution for the respective tax issue. The Tax Escrow Amount shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes stated in, and in accordance with the terms of, the Tax Escrow Agreement.
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1.8   Maintenance Holdback Amount.  The full amount of the Maintenance Holdback Amount will be payable to the Sellers if the Company’s actual maintenance expenses for the fiscal year ended March 31, 2013 (including required maintenance related to events or incidents that occur prior to March 31, 2013 but may not be expensed prior to March 31, 2013 and excluding any maintenance expenses incurred after Closing that result from the negligence of the Company’s pilots or mechanics, i.e., “hot starts”) (“Actual Maintenance Expenses”) are equal to or less than $9,091,749 (as adjusted, the “Maintenance Budget Target”).  In the event that the Actual Maintenance Expenses exceed the Maintenance Budget Target but are less than the Maintenance Budget Total, then Buyer shall pay to the Sellers that portion of the Maintenance Holdback Amount equal to the Maintenance Budget Total less the Actual Maintenance Expenses.  If the Actual Maintenance Expenses exceed the Maintenance Budget Total, Buyer shall retain the Maintenance Holdback Amount and shall have no obligation to pay any portion of the Maintenance Holdback Amount to the Sellers.  In calculating Actual Maintenance Expenses, the parties shall add the following line items set forth in the Company’s income statement: (i) “Scheduled Maintenance”; (ii) “Unscheduled Maintenance”; (iii) “Engine Maintenance” (iv) “Air Frame Rental”; (v) “Engine Rental”; and (vi) “Miscellaneous Aircraft Expense”.  The parties intend for the Maintenance Holdback Amount to serve as protection for Buyer in the event the Company has not correctly forecasted the hours to be flown or the 2012-2013 maintenance.  After Closing, to the extent Buyer increases the scheduled 2012-13 maintenance and/or the Company’s aircraft are flown during the period commencing on the Closing Date and ending March 31, 2013 more than the amounts used in setting the Maintenance Budget Target, Buyer and the Seller Representative shall adjust the  Maintenance Budget Target accordingly.  Notwithstanding the foregoing, if the Company meets the Projected EBITDA Target for the fiscal year ending March 31, 2013, then the Maintenance Holdback shall be paid to the Sellers even if the Actual Maintenance Expenses exceed the Maintenance Budget Target.  Any amounts payable to the Sellers under this Section 1.8 shall be paid by Buyer to the Sellers on or prior to May 15, 2013.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers represent and warrant to Buyer that:

2.1   Due Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to own its properties and to carry on the Business as presently conducted. The Company is qualified to do business in each jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification.

2.2   Subsidiaries. The Company has no subsidiaries and does not conduct any operations, business, or activities other than operation of the Business at the Leased Real Property.

23   Due Authorization. The Company has all necessary corporate power and has taken all necessary corporate action to authorize, execute, deliver and perform this Agreement and the Related Agreements, to consummate the transactions contemplated by this Agreement and the Related Agreements and for the assignment and delivery of the Shares, in each case, as applicable. The assignment of the Shares does not require any further corporate action by the Company. This Agreement and the Related Agreements have been duly executed and delivered by the Company and each of Sellers, and constitutes the valid and legally binding obligation of each, enforceable against each in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

1.2
2.4   Capitalization. The capitalization and ownership of the Company is set forth on Exhibit A.  The Shares have been duly authorized and were issued in compliance with all applicable Laws.  To the Sellers’ Knowledge, the Shares were not issued in violation of any preemptive or preferential right and there are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating any Seller to issue any shares or other securities or otherwise entitling any Person to receive any ownership or equity interest in any Seller. There are no agreements, written or oral, relating to the acquisition, redemption, disposition, voting or registration under applicable securities laws of any security of the Sellers.  The Shares are not subject to preemptive rights created by statute, the Governing Documents, or any agreement to which the Company or any Seller is a party or by which it is bound.  The Shares are vested in all respects and are not otherwise subject to any repurchase or redemption right.  There are no declared or accrued but unpaid dividends or distributions with respect to the Shares.

2.5   Non-Contravention. The execution, delivery, and performance of this Agreement (as well as the Related Agreements and all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and the Sellers and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not (a) violate or conflict with any Laws, any Permit, any Order applicable to the Company, or its assets or properties, (b) violate or conflict with any of the Governing Documents of the Company, (c) violate or conflict with, or permit the cancellation of, trigger or create any right or constitute a default under any agreement to which the Company is a party, which is material to the Business, or by which it or any of its properties are bound, (d) result in the imposition of any Lien upon any of the assets of the Company, or (e) violate, conflict with, impair, result in the cancellation, suspension, or restriction of, or otherwise have any Material Adverse Effect upon, any Aviation Authorization, or alter the Company’s or Buyer’s ability to operate the Business from and after the Closing Date in a way that is materially different from the way the Company and Sellers operated the Business just before the Closing Date. Except as set forth on Schedule 2.5, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval from any Governmental Authority or give any notice to, or obtain any consent or approval from, any other Person, in order for the Company and Sellers’ to consummate the transactions contemplated by this Agreement or any Related Agreement, or for the Company and Buyer’s to operate the Business in the ordinary course following the Closing Date, or to operate the Business from and after the Closing Date in the same way as the Company and the Sellers operated the Business just before the Closing Date.

2.6   Absence of Changes or Events. Since March 31, 2012, the Sellers have operated the Business in the ordinary course consistent with past practices, and the Company, taken as a whole, has suffered no Material Adverse Change. Except as set forth on Schedule 2.6, since March 31, 2012, the Company has not:

(a)           acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division of any such organization or any significant amount of assets;

(b)           issued, delivered, sold or authorized, or proposed the issuance, delivery or sale of, any capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue any such capital stock or other convertible securities;

(c)            incurred any Indebtedness or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any person, or made any loans or advances, or granted any security interest in any of its assets, except in the ordinary course of business and consistent with past practice;

(d)           entered into any material contract or agreement other than in the ordinary course of business and consistent with past practice;

(e)           authorized or made any commitment that is not shown on the balance sheet contained in the Interim Financial Statements with respect to any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $50,000, except for aircraft and aircraft parts purchased in the ordinary course of business;

(f)            increased the compensation payable or to become payable or the benefits provided to its managers, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company, or granted any severance or termination pay to, or entered into any employment or severance agreement with, any manager/director, officer or other employee of the Company, or established, adopted, entered into or amended any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any manager/director, officer or employee;

(g)           taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(h)           made any Tax election or settled or compromised any United States federal, state, local or non-United States income Tax Liability or changed any method of accounting for Tax purposes; filed any Tax Return other than on a basis consistent with past practice; filed any amended Tax Return; consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; filed any material claim for refund of Taxes previously paid or surrender of any claim for refund;

(i)             paid, discharged or satisfied any material claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(j)             amended, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of any material rights of any party to such Material Contract, other than in the ordinary course of business and consistent with past practice;

(k)            commenced, became the subject of, or settled any material litigation, suit, claim, action, investigation or proceeding;

(l)             permitted any material item of Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, failed to perform or make any material filings, recordings or other similar actions or filings applicable to the Intellectual Property, or failed to pay any and all fees and Taxes required to maintain and protect its interest in each and every item of Intellectual Property;

(m)           permitted any of the Aviation Authorizations to lapse or to be abandoned, dedicated, or disclaimed, failed to perform or make any material filings, recordings, or similar actions or filings applicable to any of the Aviation Authorizations, or failed to pay any and all fees, fines and Taxes required to maintain and protect its interest in each and every of the Aviation Authorizations; or

(n)           announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

2.7   Personal Property.

(a)           Marketable Title. The Company has good title to (or valid leasehold or contractual interests in) all personal property of the Company, including all Aircraft, free and clear of all liens, claims, charges, set-offs, encumbrances or restrictions of every kind (“Lien”), except for the Liens set forth in Schedule 2.7(a). There are no contractual or legal restrictions that preclude or restrict the ability to use any Aviation Authorization or other personal property owned, held, or leased by the Company for the purposes for which it is currently being used. The assets held by the Company include all of the properties, assets, rights, contracts, leases, easements, licenses and personal property sufficient to conduct the Business after Closing as it is presently conducted by the Company or as it is contemplated to be conducted.

(b)           Aircraft, Machinery and Equipment. All Aircraft and other material machinery, equipment and tangible assets of the Company being used in the operation of the Business are in good operating condition, working order and maintained and serviced, all as necessary and as required by the Aviation Authorizations, all applicable Laws, and manufacturers’ manuals, specifications, and recommendations (subject to routine maintenance and repair for similar assets of like age), fit for their particular purpose, and are usable in the conduct of the Business. The maintenance and other records kept for each Aircraft and each piece of material machinery, equipment, and tangible asset are true, correct, accurate, complete, and current in all material respects as required by the Aviation Authorizations, all applicable Laws, and manufacturers’ manuals, specifications, and recommendations.  Each Aircraft is duly registered at the FAA Aircraft Registry and is certified by the FAA as being airworthy.

(c)           Inventories. All inventories of the Company, wherever located, including all spare parts and supplies, work in process, and all other materials to be used or consumed by the Company in the Business (collectively “Inventories”) consist of a quality and quantity saleable and usable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, each as described on Schedule 2.7(c). Inventories now on hand that were purchased after the date of the Financial Statements or the Interim Financial Statements were purchased in the ordinary course of business of the Company at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories are not excessive but are reasonable in the present circumstances of the Company. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

(d)           Maintenance Records. The maintenance records kept for each Aircraft are true, correct, accurate, complete, and current in all material respects.  All such maintenance records accurately reflect the maintenance, each repair, each overhaul, each modification, and each alteration (as applicable) performed on each Aircraft, and no maintenance, repair, overhaul, modification, or alteration has occurred on any Aircraft that is not reflected in such maintenance records for such Aircraft.  No damage, loss, or incident has occurred on any Aircraft that is not reflected in such maintenance records for such Aircraft. No required or recommended maintenance, repair, overhaul, modification, alteration, airworthiness directive, service bulletin, or other aviation requirement or aviation recommendation has been deferred past the required or recommended deadline for the completion of same.

2.8   Compliance with Licenses, Permits, Laws and Other Instruments.

(a)           Licenses and Permits. Attached hereto as Schedule 2.8(a) is a list of all Permits held or applied for by the Company which relate to the conduct of the Business and which have a material effect on the Business, including, but not limited to, all Permits issued by or pending before any Aviation Authority (collectively, the “Aviation Authorizations”). The Company has complied in all material respects with the terms and conditions of all such Aviation Authorizations, and no violation or failure to comply with any such Aviation Authorizations or the Laws governing the issuance or continued validity or effect thereof has occurred. No additional Aviation Authorizations are required from any Aviation Authority or other Governmental Authority in connection with the operation of the Business, the failure to obtain or maintain which could reasonably be expected to have a Material Adverse Effect on the Business. Since December 31, 2011 or except as may otherwise still be pending, the Company has not been issued any citations, notices or orders of non-compliance under any Laws, and no Aviation Authority or other Governmental Authority has given notice to the Company of, or otherwise indicated, any violation of, or failure to comply with, any Aviation Authorization or applicable Laws concerning the Company or the Business, except as disclosed on Schedule 2.8(a). All of the Aviation Authorizations used in connection with the Business prior to the Closing will be available for use by the Company on substantially the same terms and conditions immediately after the Closing.

(b)           Conflicts. The conduct of the Business does not conflict with the rights of any other Person, violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Governing Documents of the Company, as presently in effect, or any Lien, lease, license, agreement, understanding, or Law to which the Company is a party or by which the Company may be bound or affected.

(c)            Government Consent. The Company is not aware of any proposed law, governmental taking, condemnation or other proceeding which would be applicable to the Business and which might have a Material Adverse Effect on the Business either before or after the Closing. No consent, qualification, order, approval, or authorization of, or filing with, any Aviation Authority or other Governmental Authority is required in connection with the Company’s execution, delivery and performance of this Agreement, and the Related Agreements and the consummation of any transaction contemplated hereby and thereby.

2.9   Contracts and Agreements. Schedule 2.9 contains a list of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of Indebtedness, guarantees, agreements with employees, contractors, consultants, distributors, suppliers, customers, and service agreements): (i) by which the Company or its properties are bound or are contemplated to amount to $10,000 or more in any fiscal year; (ii) that are terminable by the Company only upon more than thirty (30) calendar days prior written notice, (iii) that are otherwise material to the Business; or (iv) the absence of which would, individually or in the aggregate, have a Material Adverse Effect on the Company or the Business (together, the “Material Contracts”). Each of the Material Contracts is legal, valid and binding and in full force and effect, and neither the Company, nor, to the Knowledge of the Company, or any Seller, any other party to such Material Contract is in violation of or in default in the performance, observance or fulfillment of any material obligation, agreement, covenant or condition contained in such Material Contract. The Company has not received any notice, oral or written, from any party to any Material Contract (i) stating that such party intends not to perform, observe or fulfill any of its obligations, agreements, covenants or conditions under such Material Contract, or (ii) claiming that the Company is in violation or breach of, or default under, any Material Contract. The Company is not in default under or in breach of any of the Material Contracts. Neither the execution of this Agreement or the Related Agreements nor the consummation of any transaction contemplated by this Agreement or the Related Agreements shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company under any Material Contract. The Company has furnished or made available to Buyer true and complete copies of all Material Contracts, including any and all amendments to such Material Contracts.

2..10       Employment Contracts and Employee Plans.

(a)           List of Employees. Schedule 2.10(a) contains a complete and accurate list of the following information for each employee, independent contractor, consultant and agent of the Company, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since March 31, 2012; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b)           Employee Information. All of the Company’s workers are either United States citizens, lawful permanent residents of the United States, or are otherwise authorized to work in the United States. All of the Company’s (a) employment practices, including, but not limited to, those relating to the hiring and retention of workers, and (b) employment records, including, but not limited to, its Employment Eligibility Verification Forms (Form I-9) and all record keeping and retention practices in support thereof, are in compliance with all applicable Laws, including without limitation all applicable drug and alcohol testing requirements of each Aviation Authority. The Company has not received any written notices of violation or potential violation of any such Laws, and to the Company’s Knowledge, there are no conditions or circumstances which might lead to the Company receiving any such notice of violation or potential violation.

(c)           Terminated Employees. Schedule 2.10(c) states the number of employees terminated by the Company since March 31, 2012, and contains a complete and accurate list of the following information for each employee of the Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Company, since March 31, 2012: (i) the date of such termination, layoff or reduction in hours; and (ii) the reason for such termination, layoff or reduction in hours. Except as disclosed on Schedule 2.10(c), the Company has no obligations of any kind to any of such employees or former employees.

(d)           Employee Agreements. Schedule 2.10(d) contains a list of all of the Company’s (i) agreements with any employees, written or oral, concerning term of employment, compensation, benefits, or severance and (ii)  written employee policies, whether set forth in an employee manual, employee statement of policy, work rules for any employee or group of employees, or otherwise.

(e)           WARN Act. The Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirement. During the ninety (90) day period prior to the date of this Agreement, the Company has terminated two (2) employees.

(f)            Employee Contracts Affecting Services. No employee, consultant, agent or contractor of the Company is bound by any contract that purports to limit his ability (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Company is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by the Company.

2.11        Employee Benefits. Employee Benefits.

(a)           Employee Benefit Plans. Set forth in Schedule 2.11(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, dental, vision, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or previously terminated, written or unwritten) that (i) is or was maintained or contributed to by the Company or any other corporation or trade or business that, together with the Company, is treated as a single employer pursuant to Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA (“ERISA Affiliate”) for the benefit of any current or former director, officer, employee or service provider of, the Company or any ERISA Affiliate, or the dependents of any thereof, or (ii) with respect to which the Company or any ERISA Affiliate has or may have any liability (collectively the “Employee Plans”).

(b)           Plan Documents. The Company has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Authority that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Employee Plans during the current year and each of the two preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)           Compliance with Law.  Each Employee Plan complies in all material respects in form and in operation with its terms, with all applicable collective bargaining agreements, and all applicable Laws.  Each return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the U.S. Department of Labor) with respect to each such Employee Plan has been filed, and each of such filings has been complete and accurate in all material respects, and no liability in connection with such filings has been incurred.

(d)           Tax-Qualified Retirement Plans.  Each Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code is either (i) the recipient of a favorable determination letter from the IRS, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, and no event has occurred that could reasonably be expected to result in the loss of tax-qualified status of such Employee Plan.

(e)            No Prohibited Transactions.  Neither the Company nor any ERISA Affiliate or their employees, owners or directors has engaged in any material nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.   Neither the Company nor any ERISA Affiliate has any Liability for breach of fiduciary duty with respect to any Employee Plan subject to Title I of ERISA or any other failure to act in accordance with Title I of ERISA or comply with Title I of ERISA in connection with the administration of, or investment or valuation of the assets of, any such Employee Plan.

(f)            No Title IV or Other Liability.  Neither the Company nor any ERISA Affiliate (A) has within the preceding six years maintained, contributed to, or had or has any obligation to contribute to or had or has any Liability (contingent or otherwise) to any “multiemployer plan,” as that term is defined in Section 4001(a)(3) of ERISA, or any plan that is subject to Title IV of ERISA or Section 412 of the Code, or (B) sponsors or contributes to, is required to contribute to or has any Liability with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)           No Post-Retirement Welfare Benefits.  Except as set forth in Schedule 2.11(g), neither the Company nor any ERISA Affiliate maintains or contributes to any Employee Plan which provides for continuing welfare benefits or coverage (including, without limitation, life insurance or medical benefits) for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code, Section 601 et seq. of ERISA or any similarly applicable state Law.

(h)           No Claims.  There are no pending or, to the Knowledge of the Company, threatened audits, claims (other than claims for benefits in the ordinary course) or Claims or Proceedings with respect to any Employee Plans.

(i)            Contributions and Premiums.  All contributions or insurance premiums required to have been made by the Company or any ERISA Affiliate to any Employee Plan pursuant to Law (including ERISA and the Code) or the terms of such Employee Plan have been made within the time prescribed by Law and the terms of such Employee Plan.

(j)            Amendment and Termination of Plans.  Each Employee Plan permits the plan sponsor to amend or terminate the plan at any time and without any liability (other than routine claims for benefits and reasonable administrative expenses), subject to the applicable requirements of ERISA and the Code for plan termination.

(k)           Benefits not Triggered.  Except as set forth in Schedule 2.11(k), the consummation of the Transactions will not constitute a triggering event under any Employee Plan which will result in any accelerated vesting or increase in benefits or the payment of benefits or compensation to any employee or former employee (or other current or former service provider) of the Company or any of its ERISA Affiliates.

(l)            409A Compliance.  Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) has at all times complied in form and in operation with the requirements of Section 409A of the Code and the guidance issued thereunder.  Neither the Company nor any of its ERISA Affiliates has any obligation to pay, gross up, or otherwise indemnify any employee or other service provider for Taxes or any other costs incurred as a result of a violation of Section 409A of the Code or Section 4999 of the Code.

2.12        Labor Disputes; Compliance.

(a)           Compliance . The Company has complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and other requirements under applicable Laws, including without limitation all applicable drug and alcohol testing requirements of each Aviation Authority. The Company is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(b)           Labor Relations. The Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since March 31, 2012, there has not been, there is not presently pending or existing, and to the Company’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company; (iii) to the Company’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Company’s Knowledge, threatened against or affecting the Company any Proceeding relating to the alleged violation of any Laws pertaining to employment matters, including any charge or complaint filed with any Governmental Authority, and there is no organizational activity or other labor dispute against or affecting the Company or the facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an Material Adverse Effect upon the Company or the conduct of its business; (vii) there is no lockout of any employees by the Company, and no such action is contemplated by the Company; and (viii) to the Company’s Knowledge there has been no charge of discrimination filed against or threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Authority.

2.13        OSHA.

(a)           Compliance. The operations of the Company have been and are in compliance with OSHA and all OSHA-required Permits. The Company has all Permits required under OSHA necessary to operate the Business. The Company has not received any written communication alleging that the Company might be in violation of OSHA or any Permit issued or required pursuant to OSHA, or has or might have any Liability under OSHA, as a result of the conduct of the Business. There are no Claims or Proceedings that could lead to the imposition of any Liability on the Company pursuant to OSHA as a result of the conduct of the Business.

(b)           OSHA Notices. Schedule 2.13(b) sets forth all reports related to any OSHA audit with respect to the Company performed since December 31, 2008 of the Company by any Person (including the Company or any Affiliate thereof) or any Governmental Authority.

2.14        Claims and Proceedings. There are no enforcement actions, claims, actions, demands, notices of violation, consent agreements, suits, legal or administrative proceedings or investigations pending or threatened, against the Company or any Seller or relating to the Business or the transactions contemplated by this Agreement or the Related Agreements (“Claims or Proceedings”), and neither the Company nor any Seller has any Knowledge of, nor has any reason to be aware of, any basis for the same other than those set out in Schedule 2.14. In particular, and without limiting the generality of the preceding sentence, there are no Claims or Proceedings, and no basis for any Claim or Proceeding, arising out of the Business prior to the Closing, and there are no Claims or Proceedings involving any Aviation Authority. There is no agreement, judgment, injunction, order, or decree served upon the Company or upon any Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company, or the overall conduct of business of the Company as currently conducted, such that the result thereof could have a Material Adverse Effect on the Company or the Business.

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2.15        Taxes.

(a)           Returns.  Except as disclosed in Schedule 2.15, as of the Closing Date, the Company has filed all Tax Returns that it was required to file and all such Tax Returns are correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid in a timely fashion. Except as disclosed in Schedule 2.15, the Company has not received written notice from a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens (and immediately following the Closing Date, there will not be) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax when due. Neither the Company, nor any Seller, has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(b)           Withholdings. Except as disclosed in Schedule 2.15, the Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, creditor, member, or other third party.

(c)           Assessments. Except as disclosed in Schedule 2.15(c), the Company does not expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as disclosed in Schedule 2.15(c), there is no dispute or claim concerning any Liability of the Company either (i) claimed or raised by any Governmental Authority in a writing received by the Company or (ii) otherwise as to the Knowledge of the Sellers. Schedule 2.15(c) lists all Tax Returns filed since December 31, 2005 that have been audited, those Tax Returns that currently are the subject of audit and those Tax Returns showing Taxes that have not been paid in a timely fashion. The Company has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company since December 31, 2005. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           Affiliated Group». The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or group filing combined Tax Returns or similar group for state, local or foreign Tax purposes (in each case, other than a group the common parent of which was Company) and (ii) does not have any Liability for the Taxes of any Person (other than Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)           Tax Status. The Company is taxable as a corporation for federal income tax purposes.

(f)            Prior Transactions. The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (1) change in method of accounting made prior to or in connection with the Closing, (2) closing agreement under Section 7121 of the Code executed prior to the Closing, (or in the case of each of (1) and (2), under any similar provision of applicable Law) (3) installment sale or open transaction disposition consummated prior to the Closing, or (4) prepaid amount received prior to the Closing.

(g)           Payments Prior to Closing. All Tax Returns and reports of the Company required by Law to be filed on or before the Closing have been duly filed or duly extended to a date in the future, and all federal, state, local, foreign and any other taxes (including interest and penalties), assessments, fees and other governmental charges with respect to the properties, assets, income, sales, or use of the Company relating to the Business and due on or prior to the Closing have been paid.

(h)           Reportable Transactions. Neither the Company, nor any Seller has participated in a reportable transaction as those terms are defined in Treasury Regulations § 1.6011-4.

(i)            Tax Sharing Agreements.  The Company is not a party to any Tax sharing, Tax indemnity or similar agreement.

(j)             Spin Offs.  The Company has not distributed stock of another Person in a transaction that was intended to be governed by Section 355 of the Code

2.16        Real Properties; Leases.

(a)           Leases. The Company does not own any real property.  Schedule 2.16(a) is a list setting forth all leases under which the Company possesses or uses real property (the “Real Property Leases”) and all leases under which the Company possesses or uses items of tangible personal property that are material to conduct of the Business (the “Personal Property Leases”). True, correct and complete copies of the Real Property Leases and Personal Property Leases (collectively, the “Leases”) have been delivered to Buyer, together with the names and addresses of the lessors thereunder. The Leases are in full force and effect and the Company is not in default. To the Knowledge of the Company and of each Seller, (i) the other parties to the Leases are not in default thereunder and (ii) no facts or circumstances have occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company or the other parties, under any of the Leases.

(b)           Condition of the Leased Real Property. (i) All structures and facilities on the real properties listed on Schedule 2.16(a) (the “Leased Real Property”) are equipped in substantial conformity with Laws applicable to the Company, (ii) the zoning of each parcel of real property permits the presently existing improvements and continuation of the Business presently conducted thereon by the Company, and (iii) no zoning changes, and no condemnation or similar proceedings, are pending or threatened against any of the real properties listed on Schedule 2.16(a). The plumbing, mechanical, heating, ventilation, air conditioning, electric wiring and water and sewage systems are in good working order, normal wear and tear excepted.

2.17        Insurance; Product Liability.

(a)           Insurance.  Schedule 2.17 contains a listing of all policies of fire, general liability, worker’s compensation, errors and omissions, aviation-related, liability, malpractice and other types of insurance maintained by or on behalf of the Company, to provide insurance protection for the assets or the Business. All of such policies are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three (3) years, and provide coverage for the properties, assets, and activities and operations of the Company in the amounts and against the risks required (i) to comply with all Laws, (ii) to conform to the standard levels of insurance maintained in the industry in which the Company operates and (iii) to comply with the requirements of each Material Contract. The Company has not received any notice of cancellation or material amendment of any such policies; and, all material claims thereunder have been filed in a timely fashion. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The Company shall maintain all such insurance policies in effect from the date hereof until the Closing.

(b)           Product Liability. As of the Closing Date, no claim relating to product deficiencies, product liability or professional liability has been made against the Company or an LLC. In particular, there are no pending or, to the best of each Sellers’ knowledge threatened claims in connection with any crash or incident of any of the Aircraft. To the best of each Seller’s knowledge, there are no facts or circumstances which are reasonably likely to give rise to such product liability or professional liability claim.

2.18        Books and Records. The books of account, other financial records, and all aviation-related records, including all Aircraft Documents and all records maintained or required to be maintained in connection with any Aviation Authorization, of the Company as they relate to Business are complete and correct in all material respects, and there have been no transactions involving the Business which properly should have been set forth therein and which have not been accurately so set forth in all material respects.  All Aircraft Documents accurately and completely reflect the number of flight hours, cycles, and other particulars required by any Aviation Authorization, the FAA or any other Aviation Authority or any applicable Law.

2.19        Financial Statements. Attached as Schedule 2.19 are true, correct and complete copies of the (“Financial Statements”): (a) audited financial statements (a balance sheet, income statement and statement of cash flows) of the Company for the fiscal years ended March 31, 2010, 2011 and 2012, and (b) unaudited financial statements (a balance sheet, income statement and statement of cash flows) for the seven (7) months ended October 31, 2012 (the “Interim Financial Statements”). The Financial Statements are true, correct and complete in all material respects, and fairly present and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. The Financial Statements have been prepared consistent with the Company’s past practices, and there has been no change in the Company’s keeping of its books of account or accounting practices relating to the Business for the three-year period ended on the Closing Date.

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2.20        Accounts Receivable. All of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for services rendered. Except as disclosed on Schedule 2.20 hereto (a) all of such accounts, notes, and loans receivable are owned by the Company free and clear of any Liens or other charge; (b) none of such accounts, notes, or loans receivable is subject to any offsets or claims of offset; and (c) none of the obligors of such accounts, notes, or loans receivable has given notice that it will or may refuse to pay the full amount or any portion thereof.

2.21        Accounts Payable. Schedule 2.21 is an aged list of the accounts payable of the Company and in respect of the Business as of the close of business on the Closing Date. All such accounts payable arose from the purchase of goods and services in the ordinary course of business. The Company is current in the payment of all such accounts payable, all in accordance with their terms.

2.22        Bank Accounts. Schedule 2.22 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

2.23         Environmental Matters.

(a)           Environmental Proceedings. There are no Claims or Proceedings, existing or pending, or to the Knowledge of the Company or of any Seller threatened, relating to the Company, the properties subject to the Real Property Leases or any other property or facility operated or leased, or previously owned, operated or leased by the Company relating in any way to the Environmental Laws or any regulations, code, plan, Order, decree, judgment or injunction.

(b)           Release. Neither the Company nor any other person has released, placed, stored, buried, dumped, disposed or arranged for disposal of any Hazardous Substances or any other substances produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath the Leased Real Property except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company provided that such excepted inventories and wastes, if any, were and are stored, handled and disposed of in accordance with applicable Laws and in a manner such that there has been no release of any such substances into the environment in violation of the Environmental Laws or in a manner that would give rise to costs or liability under any Environmental Law.

(c)           Liens. No releases have occurred at the properties subject to the Real Property Leases, which could result in the assertion or creation of a Lien on such properties by any Governmental Authority or agency with respect thereto, nor has any such assertion of a Lien been made by any Governmental Authority or agency with respect thereto.

(d)           Environmental Conditions. None of the following exists at the properties subject to the Real Property Leases: asbestos-containing material in any form or condition; materials or equipment containing polychlorinated biphenyl; or landfills, surface impoundments or disposal areas.

(e)           Storage Tanks. Any underground and above-ground storage tanks currently or formerly owned or operated by the Company or located on or beneath the properties subject to the Real Property Leases are described on Schedule 2.23(e) and have been properly registered, constructed (or upgraded), operated and (if now out of service) closed and removed in compliance with all applicable laws and requirements.

2.24        Intellectual Property.

(a)           Attached hereto as Schedule 2.24(a) is a list and brief description of all patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets or applications therefor and other items of intellectual property or industrial property and computer programs, software and data, information, or knowledge owned or used by or registered in the name of the Company or any Seller or in which the Company has any rights, licenses, immunities, or rights (collectively, the “Intellectual Property”).

(b)           Attached hereto as Schedule 2.24(b) is a list of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property.

(c)           The Company has good and marketable title to or the right to use all the Intellectual Property for the conduct of the Business as presently conducted or operated without the payment of any royalty or similar payment, and the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not violate, impair, or otherwise interfere with the Company’s right to use all of the Intellectual Property after the Closing Date in substantially the same way as the Intellectual Property was used just before the Closing.

(d)           Neither the Company nor any Seller has received any notice of any infringement, misappropriation, or wrongful use of any of the Intellectual Property. There has been no claim presented whether for infringement or otherwise by any third party which relates to the use of any Intellectual Property in connection with the Business. The Company is not infringing any patent right, trade name, copyright, trademark, or other Intellectual Property right of others, and neither the Company nor any Seller has any Knowledge or is aware of any infringement, misappropriation, or wrongful use by others of any such rights owned, licensed, or held by the Company. The Company has not granted any licenses, releases, security interests or other rights in or relating to any Intellectual Property.

(e)           No claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned, held under license, or used by the Company has been made, or to the Knowledge of the Company or any Seller, is threatened or contemplated.

(f)           All acts required in connection with the preservation and protection of the Intellectual Property owned, licensed, or used by the Company have been timely and duly made and all fees in connection therewith have been fully and timely paid.

(g)           No former or current employee, consultant, contractor, agent, or advisor of the Company has any right to, or any claims in connection with, any Intellectual Property owned, licensed, or used by the Company.

(h)           All of the Intellectual Property owned, held under license, or used in connection with the Business prior to the Closing will be owned or licensed by, or available for use by, the Company on substantially the same terms and conditions from and after the Closing.

2.25        Brokers. Except as set forth on Schedule 2.25, neither the Company nor Sellers has engaged, or caused to be incurred any liability for any brokerage or finders’ fees or agents’ commissions or like payment to, any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby, and all compensation payable to any such party shall be the sole responsibility of Sellers, and Buyer shall have no responsibility therefor.

2.26        Illegal Payments; FCPA. Neither the Company nor any of its officers, directors, employees, agents or representatives has at any time made or committed to make, or has been alleged to have made or committed to make, any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments. Neither the Company nor any of its officers, directors, employees, agents or representatives has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any person that the Company knows, or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that the Company or any of its officers, directors, agents or representatives has violated the United States’ Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable rules and regulations promulgated thereunder or any other applicable laws governing corrupt or illicit business practices. There is not now nor has there ever been any employment (or retention as a consultant or advisor) by the Company or any of its officers, directors, agents or representatives, of any governmental or political official in any country while such official was in office. The internal accounting controls of the Company are believed by the management of the Company to be adequate to detect any of the foregoing under current circumstances.

2.27       Related Party. Except as set forth in Schedule 2.27, no employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director, member or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Further, none of such Persons has any direct or indirect ownership interest in any person or entity with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company. No Related Party or member of their immediate family is directly or indirectly interested in any contract set forth in Schedule 2.9, except as disclosed on Schedule 2.27.

2.28        Information Furnished. Any information furnished to Buyer by the Company or the Sellers is true, correct and complete in all material respects.  Such information states, or when furnished will state, all material facts necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading.  Neither the Company nor the Sellers have Knowledge of any matter which has not been disclosed to Buyer which materially and adversely affects or, so far as the Company or the Sellers can now reasonably foresee, will materially and adversely affect the Company or the Business.

ARTICLE III
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Sellers as follows:

3.1           Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and perform this Agreement and the Related Agreements.

3.2          Due Authorization. The execution and delivery of this Agreement, the Related Agreements and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer, and the Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and the Related Agreements (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer will not (a) violate any Laws applicable to Buyer or its respective properties, or (b) violate or conflict with any provision of the Governing Documents of Buyer, except in each such case as would not have a Material Adverse Effect on Buyer.

3.3           No Brokers. Buyer has not engaged, or caused to be incurred any Liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

3.4          Investment. Buyer hereby represents that it is acquiring the Shares purchased or acquired under this Agreement for its own account with the present intention of holding such securities for purposes of investment, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act and that it has no intention of selling such Shares in a public distribution in violation of the federal securities laws or any applicable state securities laws.

ARTICLE IV
COVENANTS

4.1          Conduct of Business Pending Closing. From the date of this Agreement to the Closing Date, the Company shall preserve the Company’s business organization and present relationships with its customers, suppliers, employees, and each Aviation Authority. The Company will not, and the Sellers will not cause or permit the Company to, take any action that could reasonably be expected to have a Material Adverse Effect on the Company, the Business, or the transactions contemplated by this Agreement and without the prior written consent of Buyer, the Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of the Business as conducted prior to the date of this Agreement. Without limiting the generality of the foregoing, without such consent:

(a)           The Company will not sell, lease, transfer, or assign any assets, tangible or intangible, other than for a fair consideration in the ordinary course of business, it being understood and agreed that no transfer of an Aviation Authorization shall be considered in the ordinary course of business.

(b)           The Company will not enter into any agreement, contract, lease, (or license or series of related agreements, contracts, leases and licenses) outside the ordinary course of business.

(c)           The Company will not accelerate, terminate or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Company is a party or by which it is bound.

(d)           The Company will not impose any Lien upon any of its assets, tangible or intangible.

(e)           The Company will not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person outside the ordinary course of business.

(f)            The Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness or capitalized lease obligation involving more than $10,000 in the aggregate.

(g)           The Company will not merge with any other company, consolidate or sell or consent to the sale of any of the material assets of the Company or acquire any material assets outside the ordinary course of business.

(h)           The Company will not increase the compensation or benefits payable to its employees other than scheduled increases in the ordinary course of business.

(i)            The Company will not make any change in its accounting, collection or payment practices.

(j)            The Company will maintain insurance consistent with past practices and, unless comparable insurance is substituted therefor or is not generally available to businesses of the type conducted by the Company, not take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of the Company as set forth in Schedule 2.17.

(k)           The Company will promptly notify Buyer of any Claims or Proceedings that is commenced, or that is threatened, in writing, against the Company and that relates to or arises out of the Business and, if adversely determined against the Company, would be expected to have a Material Adverse Effect on the Company or the Business.

(l)            The Company will not settle any action or proceeding on terms that are expected to have a Material Adverse Effect on the Company or the Business, nor release, settle, compromise or relinquish any claims, causes of action or rights involving more than $10,000, individually, or $25,000 in the aggregate which the Company may have against any other persons including, without limitation, claims or rights to reimbursement or payment for services rendered by the Company.

(m)          The Company will maintain in good working order and condition, ordinary wear and tear excepted, all of the assets of the Company, including performing any maintenance or repair in accordance with past practice, as well as carrying out of any activity covered by an Aviation Authorization.

(n)           The Company will maintain its inventories of parts, supplies and other assets at substantially the same level as existed on the date hereof.

(o)           The Company will use commercially reasonable efforts to obtain and maintain all consents, assignments or approvals of, and licenses, permits and franchises and rights to operate granted by, each Aviation Authority or other Governmental Authority, the absence or loss of which is may have a Material Adverse Effect on the Company or the Business.

(p)           The Company will not take any action which may result in a violation by the Company of, or in the noncompliance by the Company with, any Aviation Authorization, applicable Laws, manufacturer’s requirements or recommendations, or any Material Contract, which in any case may have a Material Adverse Effect on the Company or on the Business.

(q)           The Company will cooperate with Buyer and render to Buyer such assistance as Buyer may reasonably request, in obtaining any Permit as Buyer considers necessary or appropriate.

(r)            The Company will (i) pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes due or assessed against it, except for any Taxes being contested in good faith and for which reserves have been established by the Company, and (ii) file all Tax Returns when due.

(s)           The Company will maintain, renew, and not alter any Aviation Authorization, or any right, privilege, or immunity, held by the Company on the date of this Agreement, and will continue to pursue any applications for any pending or new Aviation Authorizations, and will not take any action which may result in a violation, cancellation, suspension, or impairment of, or any change in, any existing Aviation Authorization, or the rejection or cancellation of any pending application or new application for any Aviation Authorization, or for any other right, privilege, or immunity existing or being sought on the date of this Agreement.

(t)           The Company shall give prompt notice to Buyer of any notice of material default received by the Company subsequent to the date of this Agreement under any Material Contract or any Material Adverse Change occurring prior to the Closing.

4.2          Consents of Others. Prior to the Closing, the Company shall obtain all Permits required of the Business and the Company to permit consummation of the transactions contemplated by this Agreement. In addition, the Company shall, at the request of Buyers, give reasonable assistance to Buyer, and cause its personnel to provide reasonable assistance to and cooperation with Buyer as it contacts customers, suppliers, lenders, each Aviation Authority, and others with which the Company has business relationships and seeks consent to the transaction and agreement to continue such relationships with the Company and Buyer after consummation of the transaction.

4.3           Notification of Certain Matters. The Company shall give prompt notice to Buyer of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate if made as of any time at or prior to the Closing Date; or (b) to result in any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice

4.4          Further Assurances. In case at any time after Closing any further action is necessary to complete the transfer of the Shares to Buyer, or otherwise to carry out the purposes of this Agreement, the Sellers shall take all such action without any further consideration therefor.

4.5          Access to Records Before Closing. Prior to the Closing, the Company shall give, or cause to be given, to Buyer and its representatives full and unrestricted access, upon reasonable notice, to the Company’s assets, properties, titles, operations, contracts, corporate minute and other books, records, Permits, files and documents of the Company to review and to make copies of all such materials. The Company will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Company.

4.6           Disclosure Schedules.  The Sellers agree and acknowledge that the disclosure schedules delivered by Sellers in connection with the execution and delivery of this Agreement are the sole responsibility of the Sellers notwithstanding any assistance or input of Buyer in the preparation and review of such disclosure schedules.

4.7          Assignment of New Aircraft.  On or prior to the Closing Date, the Company will deliver evidence that the purchase documents associated with Saguaro’s purchase of two new aircraft for which a deposit of $1,262,494 has previously been paid, have been transferred to the Company (the “Aircraft Transfers”).  Any sales tax owing by the LLCs or the Company with respect to the post-Closing purchase of such aircraft and the Aircraft Transfers shall be the responsibility of Buyer.

ARTICLE V
CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

5.1          Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by Buyer in writing):

(a)            Covenants, Representations and Warranties. The Company and the Sellers shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing. Each of the representations and warranties of the Company and the Sellers set forth in Article II hereof shall be true and correct as of the date hereof and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article II).

(b)            Consents. All requirements for the valid consummation by the Company and Sellers of the transactions contemplated by this Agreement shall have been fulfilled, all applicable waiting periods as respects any of the Aviation Authorizations mandated by any Aviation Authority, if any, shall have lapsed, and all authorizations, consents, waivers and approvals, and including those of any Aviation Authority or other Governmental Authority required or recommended to be obtained (as reasonably determined by Buyer) in order to permit Buyer to acquire the Shares, and for the Company to operate the Business after the Closing in substantially the same way as the Business was operated just before the Closing, shall have been obtained in form and substance satisfactory to Buyer in its sole discretion. All approvals of the Company and Sellers necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained. Notwithstanding the generality of the foregoing, (i) Buyer shall on or before the Closing Date have received evidence satisfactory to Buyer in its sole discretion from each Aviation Authority listed on Schedule 5.1(b) that each Aviation Authorization listed opposite such Aviation Authority will continue in full force and effect after the Closing on the same basis as such Aviation Authorization was in force just prior to the Closing, and (ii) Buyer shall on or before the Closing Date have received evidence satisfactory to Buyer in its sole discretion from each Person listed on Schedule 5.1(b) that each Material Contract listed opposite such Person will continue in full force and effect after the Closing on the same basis as such Material Contract was in force just prior to the Closing, in each case irrespective of the transactions contemplated by this Agreement and the Related Agreements.

(c)           Litigation. No Claims or Proceedings shall have been instituted before, or by, any Aviation Authority or other Governmental Authority, to restrain, modify or prevent the consummation of the transaction contemplated hereby, or to seek damages in connection with such transaction, or that has or may be expected to have, a Material Adverse Effect on Buyer’s right to own, operate, or control the Business.

(d)           Material Adverse Change. The Company shall not have experienced any Material Adverse Change.

(e)           Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of the due diligence investigation concerning the Company.

(f)            Payoff of Indebtedness.  The Company shall have delivered to Buyer (i) payoff letters satisfactory to Buyer evidencing the outstanding amount of any Indebtedness of the Company, other than Indebtedness listed on Schedule 5.1(f), and such Indebtedness shall have been paid in full by the Company or shall be paid from the amount of the Closing Payment.

(g)           Release of Third Party Interests. Except as otherwise consented to in writing by Buyer, any Liens and/or security interests evidenced by financing statements currently of record to perfect a security interest in the assets of the Company in accordance with the Uniform Commercial Code (“UCC”), or duly recorded on title certificates of the Company’s assets pursuant to regulations of the FAA, or any interests recorded in favor any third-party at the International Registry of the Cape Town Convention, shall be released.

(h)           Reserved.

(i)            Tax Payment. Prior to the Closing Date, the Company shall provide evidence of payment to the IRS of $2,000,000, which shall be in addition to the $600,000 paid to the IRS prior to the date of this Agreement, in connection with the Excise Tax Obligations.

(j)            Resignations and Releases of Directors and Officers.  Buyer shall have received the resignations of and releases from each Person serving as a director or officer of the Company, effective as of the Closing.

(k)            Non-Foreign Status.  Each Seller shall have delivered to Buyer a certificate of non-foreign status dated as of the Closing Date, made under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code.

(l)             Closing Deliveries.  The Company and the Sellers shall have delivered to Buyer each of the documents listed in Section 6.2.

(m)           Forms 5500.  The Sellers shall cause the Company to prepare and file completed applications and related Forms 5500 (including all required schedules and attachments) under the United States Department of Labor’s “Delinquent Filer Voluntary Compliance Program” for each Employee Plan (and covering each plan year) for which a Form 5500 was required, but failed, to be filed.  The Sellers shall pay and be solely responsible for any applicable filing fees or penalties due with respect to such applications (the “Form 5500 Expenses”).

(n)           Non-Qualified Stock Option Plan and Agreement.  The Sellers shall cause the Non-Qualified Stock Option Plan and Agreement between the Company and Robert Engelbrecht to have been terminated and paid in full.

5.2          Conditions to the Company’s and Sellers’ Obligations. The obligation of the Company and the Sellers to consummate the transactions contemplated hereby is subject to satisfaction on or prior to the Closing of the following conditions (any of which may be waived by the Company and the Sellers in writing):

(a)            Covenants, Representations and Warranties. Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing. Each of the representations and warranties of Buyer set forth in Article III shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III).

(b)           Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of any Governmental Authority required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained.

(c)           Litigation. No Claims or Proceedings shall have been instituted before, or by, any Aviation Authority or other Governmental Authority, to restrain, modify or prevent the consummation of the transaction contemplated hereby, or to seek damages in connection with such transaction, or that has or may be expected to have, a Material Adverse Effect on Buyer’s right to own, operate, or control the Business.

(d)           Closing Deliveries.  Buyer shall have delivered to the Sellers each of the documents listed in Section 6.3.

ARTICLE VI
CLOSING

6.1          Closing. The closing of the transactions contemplated hereby (the “Closing,”) shall occur on a date which follows or is simultaneous with the satisfaction of all applicable conditions and covenants contained herein (the “Closing Date”).  The Closing shall take place remotely via the exchange of documents and signatures or at such location as shall mutually agreed upon by Buyer and the Company.

6.2          Documents to be Delivered by the Company and Sellers. The following documents shall be delivered to Buyer at the Closing by the Company and the Sellers:

(a)           Secretary’s Certificate. Copies of each of the following for the Company certified to its satisfaction by the Secretary of the Company:  (i) the current articles of incorporation of the Company, certified by the Nevada Secretary of State as of a recent date; (ii) certificates of the Secretary of State of the State of Arizona as of a recent date as to the legal existence and good standing of the Company; (iii) the bylaws of the Company; and (iv) resolutions adopted by the Company’s Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and the other transaction documents contemplated hereby and the consummation of the Transactions.

(b)           Opinion. Opinion of Law Offices of Mary J. Drury & Associates, counsel to the Company and each Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

(c)           Aircraft Purchase Agreement». The LLCs shall have executed and delivered, or caused to be delivered, to Buyer an aircraft purchase agreement in substantially the form attached hereto as Exhibit C (the “Aircraft Purchase Agreement”).

(d)           Reserved.

(e)           Indemnity Escrow Agreement». The Sellers shall have executed and delivered, or caused to be delivered, to Buyer an indemnity escrow agreement in substantially the form attached hereto as Exhibit E (“Indemnity Escrow Agreement”).

(f)           Tax Escrow Agreement». The Sellers shall have executed and delivered, or caused to be delivered, to Buyer a tax escrow agreement in substantially the form attached hereto as Exhibit F (“Tax Escrow Agreement”).

(g)           Certificate. A certificate executed by an executive officer of the Company and each Seller dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

(h)           Termination of Security Interests. UCC termination statements, payoff letters and other applicable documentation necessary to release any interest of any third party in the Company’s assets duly executed by the appropriate parties.

(i)            Transfer of Records. All contracts, files, documents, data, records and information of the Company relating to the Business.

(j)            Consents. Evidence of (i) the fulfillment all requirements for the valid consummation by the Company of the transactions contemplated by this Agreement and (ii) all third party authorizations, consents and approvals, including those of any Aviation Authority or other Governmental Authority, required or recommended to be obtained in order to permit the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreement, and for the Company to operate the Business after the Closing in substantially the same way as the Business was operated just before the Closing, in all cases in such form as may be reasonably acceptable to Buyer.

(k)           Non-Foreign Certificates.  A properly completed and executed certificate of non-foreign status under Section 1445 of the Code from each Seller.

(l)           Tax Opinion.  The Tax Opinion in such form and substance reasonably satisfactory to Buyer.

(m)           FIN 48 Disclosure.  Disclosure required by FIN 48 relating to certain tax positions taken by the Company in such form and substance reasonably satisfactory to Buyer.

(n)           Guarantees.  A Guarantee in the form attached hereto as Exhibit H executed by each Guarantor.

(o)           Aircraft Transfers.  Evidence that the purchase documents associated with the Aircraft Transfers have been transferred to the Company.

6.3           Obligations of Buyer. The following shall be delivered to the Company and the Sellers at the Closing by Buyer:

(a)           Wire Transfer. The Closing Payment shall be paid by Buyer to the Sellers by wire transfer to the accounts specified by Sellers as set forth on Exhibit A.

(b)           Aircraft Purchase Agreement. The Aircraft Purchase Agreement, duly executed by Buyer.

(c)           Reserved.

(d)           Indemnity Escrow Agreement Agreements. The Indemnity Escrow Agreement, duly executed by Buyer.

(e)           Tax Escrow Agreement. The Tax Escrow Agreement, duly executed by Buyer.

(f)            Certificate. A certificate executed by an executive officer of Buyer, dated the Closing Date, in substantially the form attached as Exhibit G hereto.

(g)           Consents. Evidence of (i) the fulfillment all requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement and (ii) all third party authorizations, consents and approvals, including those of any Governmental Authority, required to be obtained in order to permit the consummation by Buyer of the transactions contemplated by this Agreement, in all cases in such form as may be reasonably acceptable to Company and the Sellers.

ARTICLE VII
TAXES

7.1          Transfer Taxes. The Sellers shall be responsible for, and shall pay when due, all transfer, documentary, excise, stamp, sales, use, recording, registration or similar Taxes or fees arising out of the sale, transfer, conveyance or assignment of the Shares by the Sellers and the Transactions.  The Sellers shall make any filing under applicable Law with respect to such Taxes.

7.2          Tax Matters.

(a)           The Sellers shall be severally liable for and shall indemnify Buyer for Taxes of the Company for any Pre-Closing Tax Period on a pro rata basis based upon the percentage of the Purchase Price payable to such Seller as set forth on Exhibit A hereto and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years or periods ending on and including the Closing Date.  To the extent permitted by applicable Law, the Sellers, the Company and Buyer shall cause any tax period to end on (but include) the Closing Date.

(b)           For purposes of clause (a) above, whenever it is necessary to determine the liability of the Sellers for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined (x) for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, using a closing-of-the-books method assuming that the applicable taxable year or period consists of two taxable periods, one ending on the Closing Date and one beginning at the opening of the day after the Closing Date, and (y) for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, on a per-diem basis taking into account the number of days in such entire taxable year or period and the number of those days Buyer and the Sellers, respectively, owned the Shares.  Any penalty or interest with respect to a Tax shall be a liability of the party or parties liable for the Tax to which such penalty or interest relates, regardless of when such penalty or interest is assessed.

(c)           The Seller Representative shall, at the Company’s expense, timely prepare and file (or cause to be timely prepared and filed) all income Tax Returns of the Company for Pre-Closing Tax Periods and all other Tax Returns of the Company required to be filed on or before the Closing Date (“Seller Returns”).  The final federal and state income Tax Returns of the Company shall be prepared by the Company’s existing accounting firm at the expense of the Sellers in accordance with past practice of the Company except as otherwise required by applicable Law.  To the extent that the Company recognizes net income for a Pre-Closing Tax Period, the Company’s accumulated net operating losses may be used by the Sellers to offset such net income to the extent allowable under applicable Laws and in accordance with the principles of Section 7.2(b).   The Company shall timely pay all Taxes shown as due and payable by the Company on the Seller Returns to the extent that such Taxes are a liability of the Company.  The Company shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company for Pre-Closing Tax Periods, other than Seller Returns, and all Tax Returns of the Company for any taxable years or periods beginning before and ending after the Closing Date (“Buyer Returns”).  Buyer shall timely pay (or cause to be paid) all Taxes shown as due and payable on Buyer Returns  and Sellers shall reimburse Buyer for the amount of Taxes associated with such Buyer Returns for which such Sellers are responsible pursuant to Section 7.2(a).  The Sellers shall reimburse Buyer within ten (10) days of any request from Buyer for such reimbursement.  If the Sellers fail to reimburse Buyer within such ten (10) day period, Buyer shall have an express right to issue written instruction to the Escrow Agent instructing a release from the Indemnity Escrow Amount to Buyer of amounts owing by the Sellers pursuant to this Section 7.2. Buyer shall provide the Sellers, and the Seller Representative shall provide Buyer, with copies of any Tax Returns to be filed by Buyer or the Seller Representative, as applicable, pursuant to this Section 7.2(c) at least twenty days prior to the due date thereof (giving effect to any extensions thereto).  The Seller Representative or Buyer, as applicable, shall have the right to review such Tax Returns prior to the filing of such Tax Returns.  If the Seller Representative or Buyer, as applicable, disputes any amounts shown to be due on such Tax Returns, the Seller Representative and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Tax Returns.  If the parties are unable to resolve any dispute within ten (10) days after the Seller Representative’s or Buyer’s, as applicable, receipt of such Tax Returns, such dispute shall be resolved by the Accountant, which shall resolve any issue in dispute as promptly as practicable and will not take any position that is not more likely than not to be correct.  All costs and expenses of the Accountant shall be borne by the non-prevailing party (or shall be shared equally if both parties prevail on material issues).

(d)           After the Closing Date, the Sellers, the Seller Representative and Buyer shall:

(i)             assist in all reasonable respects the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 7.2;

(ii)            cooperate in all reasonable respects in preparing for any audits of, or disputes with, taxing Authorities regarding Tax Returns of the Company;

(iii)           make available to the other as reasonably requested all information, records and documents relating to Taxes of the Company; and

(iv)           furnish the other party with copies of all correspondence received from any taxing Governmental Authority in connection with any Tax audit or information request with respect to any Tax for which such other party could be liable or required to indemnify the first party.

(e)           Buyer or the Company, on the one hand, and the Sellers or the Seller Representative, on the other hand, shall promptly notify each other in writing as soon as it becomes aware of any audit, administrative or judicial proceeding involving any Tax or Tax Return of the Company for a Pre-Closing Tax Period (a “Tax Controversy”).  Any expense incurred by Buyer or the Company in defending the Company with respect to a Tax Controversy shall be a liability of the Sellers.  Except as provided in Section 7.2(f) and Section 7.2(g), Buyer shall have the exclusive authority to control any Tax Controversy, provided that the Seller Representative shall be entitled to participate, at its own expense, in any Tax Controversy that could increase the Sellers’ liability for Taxes under applicable Law or under this Agreement, and Buyer shall not settle or otherwise resolve any Tax Controversy it controls if such settlement or resolution relates to Taxes for which Sellers are liable under this Agreement or under applicable Law without the prior written consent of the Seller Representative (which will not be unreasonably withheld, delayed, or conditioned).

(f)            Notwithstanding the foregoing, Buyer agrees that that upon the receipt of a legal opinion concluding that the Company’s operations are not subject to any form of Arizona income taxation or transactional privilege tax (the “Tax Opinion”), in form and substance reasonably satisfactory to the Buyer, Buyer shall not cause the Company to file any income or payroll Tax Returns in Arizona or otherwise seek a Tax ruling regarding whether the Company’s pre-Closing operations are subject to any form of Arizona taxation covered by the Tax Opinion (the “Arizona Tax Issue”) unless required by a change in applicable law; provided however, should any Governmental Authority audit the Company after Closing and disagree with the opinion articulated in the Tax Opinion, the Sellers’ shall be liable for any losses up to $1,000,000 incurred as a result of such audit (the “Arizona Tax Losses”).  The Sellers’ obligations to pay any Arizona Tax Losses shall survive for a period of four (4) years after the Closing Date and shall not be subject to the Deductible.

(g)           Notwithstanding Section 7.2(e), the Sellers shall have the authority to control any audit, administrative or judicial proceeding involving any Arizona Tax Issue, Excise Tax Obligations or liability for Taxes in connection with the matter listed on Schedule 8.2(a) under which the Company or the Sellers might be liable for Taxes under applicable Law, provided that the Buyer shall have the right to approve any legal counsel retained and will be entitled to participate in any proceeding relating to any Arizona Tax Issue, Excise Tax Obligation or liability for Taxes in connection with the matter listed on Schedule 8.2(a), and Sellers shall not settle or otherwise resolve any Arizona Tax Issue, Excise Tax Obligation or liability for Taxes in connection with the matter listed on Schedule 8.2(a) it controls without the prior written consent of the Buyer (which will not be unreasonably withheld, delayed, or conditioned), and provided further that if any proceeding involving the Arizona Tax Issue involves potential liabilities of the Company in excess of $1,000,000, any proceeding involving any Excise Tax Obligation involves potential liabilities of the Company in excess of $500,000, or  any proceeding involving potential liabilities  of the Company for Taxes in connection with the matter listed on Schedule 8.2(a) in excess of $358,000, the Buyer shall have the authority to control such proceeding.

ARTICLE VIII
INDEMNIFICATION

8.1          Survival. The representations and warranties of the Company, the LLCs and the Sellers set forth in Article II hereof or in the Schedules or Closing Certificates delivered pursuant to this Agreement or any Related Agreement shall terminate on the eighteen (18) month anniversary of the Closing Date, except as follows: (i) the representations and warranties contained in Section 2.1 (Due Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Due Authorization) and Section 2.4 (Capitalization); and (ii) the representations and warranties contained in Section 2.8 (Compliance with Licenses, Permits, Laws and Other Instruments), Section 2.11 (Employee Benefits) and Section 2.23 (Environmental) shall terminate on the three (3) year anniversary of the Closing Date. The representations and warranties of Buyer in Article III of this Agreement shall survive for a period of eighteen (18) months.

8.2           Indemnification.

(a)           Indemnification of Buyer. Each Seller agrees that notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Buyer or of any information Buyer may have in respect of such investigation, Sellers, severally on a pro rata basis based upon the percentage of the Purchase Price payable to such Seller as set forth on Exhibit A hereto, will indemnify and hold harmless Buyer and each officer, director and affiliate of Buyer (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Buyer Indemnifiable Costs”), which any of the Buyer Indemnified Parties may sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of (A) any misrepresentation or breach of any of the representations and warranties made by the Company, any LLC or any Seller contained in this Agreement or any Related Agreement, including without limitation the Aircraft Purchase Agreement; (B) any failure by the Company, any LLC or any Seller to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement or any Related Agreement on the part of the Company, any LLC or any Seller to be performed or observed; (C) Taxes for which the Sellers are responsible pursuant to Article VII, including any Arizona Tax Losses for which the Sellers are responsible pursuant to Section 7.2(f) and any liability for Taxes in connection with the matter listed on Schedule 8.2(a); (D) any Use Tax Obligations or related liabilities or any Excise Tax Obligations or related liabilities, in either case for any Pre-Closing Tax Period and for the portion of any period ending on and including the Closing Date (the “Specified Tax Costs”); (E) the Form 5500 Expenses; and (F) any matter listed or required to be listed on Schedule 2.14.

(b)           Indemnification of Sellers. Buyer will indemnify and hold harmless the Sellers and each trustee, beneficiary and affiliate of the Sellers (collectively, the “Seller Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Seller Indemnifiable Costs”), which any of the Seller Indemnified Parties may sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of (A) any misrepresentation or breach of any of the representations and warranties made by Buyer contained in this Agreement or any Related Agreement, including without limitation the Aircraft Purchase Agreement; or (B) any failure by Buyer to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement or any Related Agreement on the part of Buyer to be performed or observed.

8.3          Limitations on Indemnification Obligations of Sellers. The liability of the Sellers to Buyer under Section 8.2(a) shall be subject to the following limitations:

(a)           Deductible. The Sellers shall not be liable for indemnity under Section 8.2(a)(A) unless the aggregate amount of Buyer Indemnifiable Costs incurred by Buyer Indemnified Parties exceeds the sum $75,000 (the “Deductible”), in which case the Sellers shall be liable to Buyer for the full amount of such Buyer Indemnifiable Costs without regard to such Deductible. Notwithstanding the foregoing, the parties hereto agree and acknowledge that any indemnity relating to (i) any fraud, willful breach or intentional misrepresentation by the Company, or (ii) any representation or warranty contained in Section 2.1 (Due Organization and Qualification), Section 2.2 (Subsidiaries), Section 2.3 (Due Authorization), Section 2.4 (Capitalization), Section 2.8 (Compliance with Licenses, Permits, Laws and Other Instruments), Section 2.11 (Employee Benefits) and Section 2.23 (Environmental) (collectively, the “Fundamental Representations”), shall not be subject to the Deductible.

(b)           Cap. The maximum amount of Buyer Indemnifiable Costs for which the Sellers shall be liable for indemnity under Section 8.2(a)(A) shall not exceed 50% of the Net Proceeds; provided, that such cap shall not apply to any Buyer Indemnifiable Costs resulting from (i) any fraud, willful breach or intentional misrepresentation by the Company or the Sellers or (ii) the breach of any Fundamental Representation.

(c)           Materiality. Notwithstanding anything to the contrary contained in this Agreement, for purposes of the parties’ indemnification obligations under this Article VIII, all of the representations and warranties set forth in this Agreement, or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for the purposes of determining: (i) whether or not a breach of any representation or warranty has occurred, and (ii) the amount of any losses resulting from, arising out of, or relating to any such breach or misrepresentation.

(d)           Procedures for Indemnification.

(i)            Promptly after the discovery by any Buyer Indemnified Parties or Seller Indemnified Parties (each, an “Indemnified Party”) of any Buyer Indemnifiable Costs or Seller Indemnifiable Costs, as applicable, or claim or breach, that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party obligated to provide indemnification under this Agreement (the “Indemnifying Party”) a certificate (a “Claim Certificate”) that:

(A)          states that the Indemnified Party has paid or properly accrued Buyer Indemnifiable Costs or Seller Indemnifiable Costs, as applicable, or reasonably anticipates that it may or will incur liability for costs, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(B)           specifies in reasonable detail, to the extent practicable and available, each individual item of loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder provided, however that failure to give a Claim Certificate shall not affect any Indemnified Party’s ability to seek reimbursement unless, and only to the extent that, such failure has materially and adversely affected the Indemnifying Party’s liability.

If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within thirty (30) days of receipt of such Claim Certificate with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement and. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts, then the parties shall resolve such dispute in accordance with Section 8.4 hereof.

(e)            Buyer Indemnifiable Costs. With respect to any Buyer Indemnifiable Costs incurred by Buyer other than any Specified Tax Costs, Buyer shall have an express right to claim against the Indemnity Escrow Amount. The Indemnity Escrow Fund shall not be the exclusive remedy with respect to such amounts.

(f)            Specified Tax Costs. With respect to Buyer Indemnifiable Costs incurred by Buyer consisting of Specified Tax Costs equal to or less than the Use Tax Escrow Amount with respect to Use Tax Obligations or equal to or less than the Excise Tax Amount with respect to Excise Tax Obligations, Buyer shall have an express right to claim against the Tax Escrow Amount. The Tax Escrow Fund shall not be the exclusive remedy with respect to such amounts.

(g)           Third-Party Claims. With respect to any third-party claim that Buyer believes, in good faith, may result in a demand by it for indemnification hereunder, the Sellers shall be entitled to approve any legal counsel retained by the Buyer (provided such approval shall be unreasonably withheld, delayed or conditioned) and entitled to participate, at his or her sole cost and expense, in any defense of such claim. Notwithstanding the immediately preceding sentence, Buyer shall conduct and control such defense, and may settle any such claim with or without the consent of the Sellers.

8.4           Non-Exclusive Remedy. The rights set forth in this Article VIII are distinct, separate and cumulative remedies, are non-exclusive rights and remedies of the parties and are in addition to all other rights and remedies that may be available hereunder, at law or in equity.  Notwithstanding the foregoing, Buyer Indemnifiable Costs first shall be paid from the Indemnity Escrow Fund or the Tax Escrow Amount, as applicable, until the Indemnity Escrow Fund or the Tax Escrow Amount, as applicable, is exhausted (other than claims arising from fraud, willful breach or intentional misrepresentation by the Company, the LLCs or the Sellers).

ARTICLE IX
POST-CLOSING MATTERS

9.1           Confidential Information.  Each Guarantor and each Seller acknowledges that, through his or its longstanding relationship with and involvement in the operation of the Company, he or she has gained or has had the opportunity to gain confidential and proprietary information concerning the business of the Company (the “Confidential Information”).  Confidential Information is information that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes, but is not limited to, proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, other trade secrets and any other documents embodying confidential and proprietary information.  Each Seller and each Guarantor acknowledges that sharing this Confidential Information with third parties would be detrimental to Buyer and the Company and could place Buyer and the Company at a competitive disadvantage.  Each Seller and each Guarantor agrees that he or it shall not at any time following the Closing Date, directly or indirectly, disclose to any Person any Confidential Information.  The foregoing restrictions and obligations under this Section 9.1 shall not apply to: (a) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Seller, (b) any information obtained by the Sellers or the Guarantors from a third party which the Sellers or the Guarantors have no reason to be believe is violating any obligation of confidentiality to Buyer, or (c) any information the Sellers or the Guarantors are required by Law to disclose.

9.2          Noncompetition.

(a)           Each Seller and each Guarantor acknowledges that as a result of its or his affiliation with and involvement in the operation of the Company, it or he possesses Confidential Information and has significantly and uniquely contributed to the development and maintenance of the goodwill of the Company.

(b)           Each Seller and each Guarantor acknowledges that the Company has customers and clients located throughout, and conducts the Business throughout, the States of Nevada and Arizona.  Each Seller and each Guarantor covenants and agrees that during the period of five (5) years from the Closing Date, he or she shall not, anywhere within the States of Nevada and Arizona, engage directly or indirectly, as an agent, principal, manager, director, officer, employee, partner, member, or stockholder of any Person, in any or all of the following activities:

(i)             Enter into or engage in the Business or any other business competitive with the Business;

(ii)            Request, solicit or induce, or attempt to request, solicit or induce, any employee of the Company, Buyer or any other subsidiary of Buyer to leave the employment of such Person for any reason whatsoever or hire any former employee of the Company, Buyer or any other subsidiary of Buyer for a period of five (5) years following termination of his or her employment with such Person, as applicable, or

(iii)           Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, Buyer or any other subsidiary of Buyer and any patient, supplier, lessor, lessee, employee or independent contractor of such Person or in any way encourage them to terminate or otherwise alter their relationship with the Company, Buyer or any other subsidiary of Buyer.

Notwithstanding the foregoing, nothing in this Section 9.2(b) shall restrict John Sullivan, a Guarantor, to engage in the business of providing helicopter tours to locations in the Navajo Indian Reservation located near Page, Arizona, which for the avoidance of doubt, shall not involve tour operations in or near the Grand Canyon or Las Vegas, Nevada.

(c)           Each Seller and each Guarantor recognizes that its or his breach of any of the provisions of Section 9.1 or this Section 9.2 would result in serious harm to Buyer for which monetary damages might not be an adequate remedy and that the amount of such damages would be difficult to determine.  Therefore, if any Seller or Guarantor breaches any provision of Section 9.1 or this Section 9.2, then Buyer shall be entitled to injunctive relief and specific performance in addition to any other available legal or equitable remedies.  Buyer may recover by appropriate action the amount, if ascertainable, of the actual damage caused to Buyer by any failure, refusal or neglect of any Seller or Guarantor to perform the agreements contained in Section 9.1 or this Section 9.2, together with any and all costs incurred by Buyer, including reasonable attorneys’ fees, in seeking such relief.  The remedies provided in this Section shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

(d)           It is the express intention of the parties hereto to comply with all Laws that may be applicable to Section 9.1 and this Section 9.2.  It is the express intention of Buyer to restrict the Sellers’ and the Guarantors’ activities only to the extent necessary to protect the legitimate business interests of Buyer.  Each Seller and each Guarantor acknowledges and agrees that the time, geographic, and other restrictions in Section 9.1 and this Section 9.2 are only as broad as reasonably necessary to protect the Confidential Information and goodwill being acquired by Buyer.  Nevertheless, should any restriction contained in Section 9.1 or this Section 9.2 be found to exceed in time, scope or space the restriction permitted by Law, it is expressly agreed that the covenants contained in Section 9.1 or this Section 9.2 shall be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration, scope and space.

9.3          Authority Filings and Notifications.  The Sellers and the Guarantors shall cooperate with Buyer and the Company in filing all notices, applications, and any other documentation required to effect the change of ownership and/or update ownership in the Company’s Permits.

ARTICLE X
TERMINATION

10.1       Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)           by mutual consent of Buyer, on the one hand, and the Sellers, on the other hand;

(b)           by Buyer, if the Sellers or the Company shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement or the Aircraft Purchase Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.1(a) and (ii) is either incapable of being cured by the Sellers or the Company or, if curable, is not cured within Buyer’s reasonable discretion within ten (10) days of receipt from Buyer of written notice thereof;

(c)           by the Sellers and the Company, if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement or the Aircraft Purchase Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 5.2(a) and (ii) is either incapable of being cured by Buyer or, if curable, is not cured within the Sellers’ and Company’s reasonable discretion within ten (10) days of receipt from the Company and Sellers of written notice thereof;

(d)           by either Buyer, on the one hand, or the Company and the Sellers, on the other hand, if the transactions contemplated hereby have not been consummated by December 31, 2012; provided that neither Buyer nor the Company and the Sellers shall have a right to terminate this Agreement under this Section 10.1(d) if such terminating party is then in breach of this Agreement (unless such breach has been caused by the non-terminating party); and

(e)            by either Buyer, on the one hand, or the Company and the Sellers, on the other hand, if any court, Aviation Authority, or other Governmental Authority shall have issued, enforced or entered any final and non-appealable Order that is in effect and makes the consummation of the transactions contemplated hereby illegal, so long as the existence of any such Order is not due to a breach of this Agreement by the terminating party.

10.2        Effect of Termination. Upon the termination of this Agreement pursuant to Section 10.1:

(a)           Each party shall pay its own expenses in connection with the Agreement and the Transactions, whether or not the Transactions are consummated, including without limitation attorneys’ fees, accountants’ fees, brokers’ fees, other professional fees and costs related to expenses of officers, partners and managers.  Each party agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

(b)           This Agreement shall be void and of no further effect, without any liability on the part of any party or its directors, managers, shareholders, members or officers, other than as set forth in this Section 10.2, and there shall be no liability by reason of this Agreement or the termination thereof on the part of Buyer, the Sellers or the Company, or their respective directors, managers, shareholders, members, officers, employees or agents, and all such parties shall be released from all such liability, provided that nothing herein will relieve any party from liability of its breach of this Agreement resulting in such termination or occurring prior to the termination.

(c)           The provisions of this Section 10.2 shall survive the termination of this Agreement (in addition to other provisions of this Agreement which are specifically and expressly intended to survive such termination).

ARTICLE XI
MISCELLANEOUS

11.1        Modifications; Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

11.2        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

Buyer:

Air Methods Corporation
7301 S. Peoria
Englewood, CO 80112
Attention: Crystal Gordon, General Counsel
Fax No.: (303) 792-7400
Tel. No.: (303) 792-7412

with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention: Kristin L. Lentz, Esq.
Fax No.: (303) 893-1379
Tel. No.: (303) 892-9400

Sellers:

Law Offices of Mary J. Drury & Associates
5130 South Fort Apache Road #215-290
Las Vegas, Nevada 89148
Attention: Mary J. Drury, Esq.
Fax No.: (702) 920-8369
Tel. No.: (702) 600-3554

with a copy to:

Richard Eisenreich
2928 Bridge Creek Street
Las Vegas, Nevada 89117

John A. Sullivan
12835 West Windmill Lane
Las Vegas, Nevada 89161

James A. Granquist
571 Sundown Lane
Evergreen, Colorado

11.3        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by facsimile or e-mail, with original signatures to follow. Each party hereto agrees that it will be bound by its own signature and that it accepts the facsimile or e-mail signatures of the other parties hereto.

11.4        Binding Effect; Assignment; No Third Party Rights. This Agreement shall be binding upon and inure to the benefit of Buyer, the Company and Sellers, their respective representatives, successors, and permitted assigns; provided, however, that no party may assign his, her, or its rights or obligations under this Agreement without the prior written consent of the other parties. Nothing expressed or referred to in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.4.

11.5        Seller Representative.

(a)           Richard Eisenreich (the “Seller Representative”) is hereby designated by each of the Sellers, by the execution of this Agreement, to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative.

(b)           Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such  Seller for the following purposes and for the purpose of additional explicit purposes set forth in this Agreement: (a) to consummate the Transactions contemplated herein; (b) to disburse any funds received hereunder and not delivered to a respective Seller, to such Seller; (c) to deliver any certificates or instruments representing the Shares, or any Shares of the Company; (d) to execute and deliver on behalf of such Seller any waiver hereto; (e) to engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the Transactions; (f) to withhold funds to pay Seller-related expenses and obligations; and (g) to resolve claims under this Agreement regarding Working Capital and indemnification matters; provided, however, that, notwithstanding the foregoing, the Seller Representative shall not have the authority to increase the liability or obligations of the Sellers or to reduce the Purchase Price without the prior written consent of each of the Sellers.  Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller.  All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Notwithstanding the above, the Seller Representative may be removed or replaced only upon delivery of written notice to Buyer by the Sellers holding (immediately prior to the Closing) at least a majority of the Shares.  Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein.   The Sellers will be responsible for and shall, severally on a pro rata basis based upon the percentage of the Purchase Price payable to such Seller as set forth on Exhibit A hereto, refund the Seller Representative any expense incurred by him.

(c)            Each Seller hereby releases the Seller Representative from any losses incurred, as such losses are incurred, for, arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder or any action taken or not taken by him in his capacity as such  (including the legal costs and expenses of defending the Seller Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly, the performance of the Seller Representative’ duties hereunder), except for a liability of the Seller Representative to any Seller for losses suffered by such Seller a result of the willful misconduct of the Seller Representative in carrying out his duties hereunder.

11.6        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

11.7        Entire and Sole Agreement. This Agreement and the other schedules and agreements referred to herein, including the Aircraft Purchase Agreement, constitute the entire agreement between the parties hereto and supersede all prior agreements, negotiations, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including any prior confidentiality agreement and confidentiality provisions of prior agreements.

11.8        Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Nevada, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court or United States federal court, in either case sitting in Clark County in the State of Nevada, over any action brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

(b)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BY TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.9        Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

11.10      Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

* * * *

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

BUYER:

AIR METHODS CORPORATION

By:
Name: Aaron D. Todd
Title: Chief Executive Officer

COMPANY:

SUNDANCE HELICOPTERS, INC.

By:
Name: Richard Eisenreich
Title:

SELLERS:

The Eisenreich Family Trust u/a/d 7/9/1990

By:
Name:
Its:

By:
Name:
Its:

The John A. Sullivan Trust u/a/d 4/12/2002

By:
Name:
Its:

[Signature Page – Stock Purchase Agreement]

The Granquist 2004 Trust u/a/d 3/26/2004

By:
Name:
Its:

GUARANTORS (for purposes of Article IX only):

Richard Eisenreich

John A. Sullivan

James A. Granquist

[Signature Page – Stock Purchase Agreement]